UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 5, 2013

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6001 America Center Drive San Jose, California	95002
(Address of principal executive offices)	(Zip Code)

(408) 586-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On August 5, 2013, management finalized certain actions designed to optimize the organization and commenced communications regarding such actions to Polycom’s workforce. These actions are part of our efforts to manage expenses and increase our margins, as discussed in our recent quarterly earnings call, and will result in the elimination of approximately 4% of our global workforce. The significant majority of the reductions will take effect this month.

We expect to record charges and make cash expenditures, primarily related to severance and other one-time employee termination benefits, of between $8 million and $9 million through the fourth quarter of 2013 as a result of this action.

We have also approved plans to reduce or eliminate certain leased facilities. As a result, we expect to record between $9 million and $11 million in additional charges upon vacating these facilities through the fourth quarter of 2013. The underlying net cash expenditures of between $10 million and $11 million are expected to occur over the remaining lease terms, which range from less than 1 year to 8 years.

In addition, we expect to record between $3 million and $4 million in charges in the third quarter of 2013 relating to contract cancellation and other costs associated with changes to our product roadmap as we focus on products and solutions with greater revenue and margin potential. Between $1 million and $2 million of these charges will result in cash expenditures through the fourth quarter of 2013.

The total charges expected to be incurred in connection with these actions through the fourth quarter of 2013 are between $20 million and $24 million. As a result of these additional charges, we now expect our third quarter 2013 GAAP earnings per share to range from a loss of $0.11 to $0.13 per share. These actions do not change our third quarter 2013 non-GAAP financial guidance provided on July 23, 2013.

Management will continue to explore additional opportunities to improve operational efficiency and profitability going forward.

This filing contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding our financial guidance. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of competition on our product sales and for our customers and partners; the impact of increased competition due to consolidation in our industry or competition from companies that are larger or that have greater resources than we do; potential fluctuations in results and future growth rates; risks associated with global economic conditions and external market factors; the market acceptance of our products and changing market demands, including demands for differing technologies or product and services offerings; changes in key personnel and key employee departures that may cause disruption to the business; possible delays in the development, availability and shipment of new products due to engineering, manufacturing or other delays; increasing costs and differing uses of capital; the impact of restructuring actions; our ability to successfully integrate our acquisitions into our business; and the impact of global conflicts that may adversely impact our business. Many of these risks and uncertainties are discussed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and in other reports filed by Polycom with the SEC. Polycom disclaims any intent or obligations to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ Eric F. Brown
Eric F. Brown
Chief Operating Officer, Chief Financial Officer and Executive Vice President

Date: August 6, 2013